EXECUTION VERSION
CONFIDENTIAL

Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is entered into by and between REDWOOD WELLNESS, LLC, a Delaware limited liability company (the “Company”), Robert Rosenheck (the “Executive”), and, solely for the purposes specified herein, CRONOS GROUP INC., a corporation organized under the laws of the Province of Ontario (“Cronos Group”).
RECITALS
WHEREAS, Cronos Group, Redwood Holding Group, LLC, a Delaware limited liability company doing business as “Lord Jones” (“Lord Jones”), and, solely for certain limited purposes, the Executive and Cynthia Capobianco, each individual residents of California, have entered into that certain Membership Interest Purchase Agreement, dated as of the date hereof (as may be amended or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), which provides for, among other things, the sale, assignment, transfer, conveyance and delivery by Lord Jones to Zeus Cannabinoids LLC, a Delaware limited liability company and Wholly Owned Subsidiary of Cronos Group, of all the issued and outstanding (a) units of limited liability company interests of Redwood Wellness, LLC, a Delaware limited liability company, (b) units of limited liability company interests of Redwood IP Holding, LLC, a Delaware limited liability company, (c) membership interests of Redwood Retail, LLC, a California limited liability company, and (d) membership interests of Redwood Operations CA, LLC, a California limited liability company in exchange for a number of Buyer Common Shares and an aggregate amount in cash, as more fully described in, and pursuant to the terms of, the Purchase Agreement (the “Transaction”);
WHEREAS, following the Transaction, the Company will be an indirect wholly owned subsidiary of Cronos Group;
WHEREAS, Cronos Group, the Executive and Cynthia Capobianco have entered into that certain Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of the date hereof, but only effective as of, and conditioned upon the occurrence of, the Closing pursuant to the terms thereof (as may be amended or otherwise modified from time to time in accordance with its terms, the “Confidentiality, Non-Competition and Non-Solicitation Agreement”);
WHEREAS, Cronos Group and the Executive have entered into that certain Lockup Agreement, dated as of the date hereof, but only effective as of, and conditioned upon the occurrence of, the Closing pursuant to the terms thereof (as may be amended or otherwise modified from time to time in accordance with its terms, the “Lockup Agreement”);
WHEREAS, commencing as of the Closing (the “Effective Time”), the Company wishes to engage the services of the Executive in a senior and specialized capacity;
WHEREAS, as of the Effective Time, the Executive will have access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company and its affiliates;
WHEREAS, the Company and the Executive desire to enter into a written employment agreement, and the Executive acknowledges that this Agreement and, specifically, the proprietary rights, confidentiality, non-solicitation and non-competition provisions that form part of this Agreement and the Confidentiality, Non-Competition and Non-Solicitation Agreement, respectively, are essential to protect the legitimate business interests of the Company, Cronos Group and their respective affiliates; and
WHEREAS, unless context otherwise requires or as otherwise specified herein, capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements set forth in this Agreement, the Company and the Executive, and solely for the purposes of Section 4.2 of this Agreement, Sections 7.1 through 7.3 of this Agreement and Sections 7.6 through 7.14 of this Agreement, Cronos Group, intending to be legally bound, agree as follows:

1.	Position

1.1	The Executive will be employed in the position of Chief Executive Officer of the Company, as of the Effective Time or such other date as agreed between the Executive and the Company.

1.2
Subject to Section 7.2 of this Agreement, in the event that: (a) the Executive’s employment with Laurel Canyon Associates, LLC, a California limited liability company (“LCA”) terminates or that certain Agreement for Provisions of Services between

Lord Jones, together with its subsidiaries and affiliates, and LCA, dated as of September 4, 2018 (as may be amended or otherwise modified from time to time in accordance with its terms, the “Services Agreement”) is terminated, in each case for any reason prior to the Effective Time, unless pursuant to the Purchase Agreement or in connection with the transactions contemplated thereby; or (b) the Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Agreement will be void ab initio and will have no further force or effect and none of the parties hereto will have any obligations hereunder.

2.	Location

2.1
The Executive shall be based primarily in the Company’s location in Los Angeles, California, with business travel as reasonably required to perform the Executive’s duties hereunder. The Company may at its discretion relocate the Executive’s principal office or place of work at any time within 20 miles of its current location, and the Executive acknowledges and agrees that this shall not constitute a constructive termination of the Executive’s employment for Good Reason (as defined below) and the Executive agrees not to make any claim or demand to the contrary.

3.	Employment Duties

3.1
The Executive shall perform such duties and exercise such powers as are normally associated with the Executive’s position and as may be assigned to the Executive from time to time. In fulfilling his duties to the Company, the Executive shall be instructed by and shall regularly report to the Chief Executive Officer of Cronos Group (the “CEO”). The Executive’s duties, hours of work, location of employment and reporting relationships may not be materially adjusted except as mutually agreed to by the Company and the Executive. Without limiting the foregoing, the Executive shall:

(a)
devote all of his working time and attention during normal business hours and such other times as may be reasonably necessary to the business and affairs of the Company and shall not, without the prior written consent of the CEO, undertake any other business or occupation or public office; provided however, that the Executive may, with the prior written consent of the CEO (such consent not to be unreasonably withheld), serve on the board(s) of directors of non-profit organizations that provide services outside the scope of the Company’s business or businesses similar or ancillary thereto;

(b)
perform those duties that are consistent with the Executive’s position that may be reasonably and lawfully assigned to the Executive diligently, honestly and faithfully to the best of the Executive’s ability and in the best interest of the Company and Cronos Group;

(c)
abide by all Company and Cronos Group policies made available to the Executive, as instituted and amended from time to time including, without limitation, the Cronos Group Employee Handbook, the current copy of which has been provided to the Executive in tandem with this Agreement; and

(d)
use reasonable best efforts to promote the interests and goodwill of the Company and not knowingly do anything which may materially harm the Company’s and Cronos Group’s interests, it being understood that the Executive is a fiduciary of the Company and Cronos Group and owes fiduciary obligations to the Company and Cronos Group that are not extinguished by this Agreement.

4.	Compensation and Benefits

4.1
Base Salary. The Company shall pay the Executive an annual base salary of US $250,000 less applicable required deductions and withholdings (the “Base Salary”). The Base Salary shall be paid by direct deposit on a bi-weekly basis (as may be amended from time to time), in accordance with the Company’s payroll practices. The Base Salary shall be subject to increases, but not decreases, and the Company shall review the Executive’s Base Salary from time to time to determine the amount, if any, of such increases.

4.2
Long-Term Incentive Opportunity. As soon as practicable after the Effective Time, the Board shall grant the Executive a one-time grant of equity-based awards of US $4,250,000 (based on the grant date fair value of such award), which will be comprised of restricted share units, vesting on the third anniversary of the grant date, as set forth in the applicable award agreement. Any such equity-based grants shall be governed by the terms and conditions of the Employment Inducement Award Plan and/or the applicable award agreement. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable Employment Inducement Award Plan and the applicable award agreement. Subject to the express minimum requirements of applicable employment standards legislation, if any, and the terms and conditions of the awards, the Executive shall not be eligible for any further grants of equity-based awards following the effective date of termination or damages in lieu thereof, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount.

4.3
Group Insured Benefits. The Executive shall be eligible to participate in the benefits programs for health and dental, life insurance, disability and other benefits on a basis that is no less favorable than similarly situated members of senior management of the Company from time to time, subject to the terms and conditions of the applicable plan document. The Company reserves the right to alter, amend or discontinue all benefits, coverages, plans, and programs referred to in this paragraph, without advance notice, subject to the requirements of applicable employment standards legislation.

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4.4
Vacation. The Executive shall be entitled to accrue, on a pro-rata basis, four weeks’ paid vacation per year. The Executive shall take vacation time at such times as are approved in advance by the Company (such approval not to be unreasonably withheld). Vacation time entitlement shall be pro-rated for the period of the Executive’s active employment in the calendar year that the Executive commences and terminates employment, subject to the minimum requirements of applicable employment standards legislation.

4.5
Business Expenses. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with performance of the Executive’s duties in accordance with Cronos Group’s travel policy applicable to similarly situated members of management. The Executive shall furnish to the Company on a monthly basis and in accordance with any of the Company’s policies or procedures for expense reimbursement all invoices or statements in respect of expenses for which the Executive seeks reimbursement.

4.6
Deductions and Withholdings. The Company shall make such deductions and withholdings from the Executive’s remuneration and any other payments or benefits provided to the Executive pursuant to this Agreement as required by Law.

5.	Termination of Employment

5.1
Termination by the Executive. The Executive may terminate his employment with the Company at any time by providing the Company with at least sixty days’ written notice. If, upon receipt of the Executive’s resignation (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases; and (c) provide the Executive with such other compensation and benefits that are expressly required pursuant to applicable employment standards legislation, if any. In such circumstances, any entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable Employment Inducement Award Plan and the applicable award agreement.

5.2
Termination by the Company for Just Cause or on Death or Disability. The Company may terminate the Executive’s employment at any time for Just Cause upon written notice or in the event of the Executive’s death or Disability (as defined below). On the termination of the Executive’s employment for Just Cause or on the Executive’s death or Disability, this Agreement and the Executive’s employment shall terminate and the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the Executive’s employment ceases; (b) reimburse the outstanding and documented expenses properly incurred by the Executive until the date the Executive’s employment ceases; and (c) provide the Executive with such other compensation and benefits that are required pursuant to applicable employment standards legislation, if any. In such circumstances, any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable Employment Inducement Award Plan and the applicable award agreement. For the purposes of this Agreement, (A) “Just Cause” means: (i) any act or omission constituting “just cause” for dismissal without notice under Law, if applicable; (ii) the Executive’s repeated failure or refusal to perform the Executive’s principal duties and responsibilities after notice from the CEO or other officer of Cronos Group; (iii) misappropriation of the funds or property of the Company; (iv) the use of alcohol or drugs in violation of the Company’s or Cronos Group’s policies on such use or that interferes with the Executive’s obligations under this Agreement, continuing after a single warning (subject to the Company’s obligations under applicable human rights legislation); (v) the indictment, arrest or conviction in a court of law for, or the entering of a plea of guilty to, a summary or indictable offence or any crime involving moral turpitude, fraud, dishonesty or theft (subject to the Company’s obligations under applicable human rights legislation); (vi) engaging in any act (including, without limitation, an act of sexual harassment as determined by Cronos Group) which is a violation of any Law or Company or Cronos Group policy; (vii) any wilful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company, Cronos Group or their respective affiliates; or (viii) the Executive’s breach of this Agreement or the Confidentiality, Non-Competition and Non-Solicitation Agreement, and (B) “Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 calendar days, whether or not consecutive, out of any twelve consecutive months and that in the opinion of a duly qualified medical practitioner selected by Cronos Group and the Executive (or the Executive’s representative), is likely to continue to a similar degree.

5.3	Termination by the Company without Just Cause or Resignation for Good Reason.

(a)
The Company may terminate the Executive’s employment at any time without Just Cause, on providing sixty days’ written notice to the Executive. The Executive may resign the Executive’s employment for Good Reason (as defined below), on providing written notice to the Company. If the Company terminates the Executive’s employment without Just Cause, or if the Executive resigns his employment for Good Reason, and if the Executive signs and delivers and does not revoke a release in favor of the Company in the form attached as Exhibit A to this Agreement to the Company in consideration of amounts in excess of the Executive’s minimum entitlements under applicable employment standards legislation, the Company, shall, in full satisfaction of its obligations to the Executive:

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(i)	pay the Executive’s Base Salary and accrued but unpaid vacation pay in accordance with applicable employment standards legislation;

(ii)	reimburse the Executive’s documented expenses properly incurred until the date the Executive’s employment ceases;

(iii)
pay the Executive the greater of (A) one month of the Executive’s annual base salary in effect at the time of termination for each completed year of service with the Company or any of its then-current or prior Subsidiaries or Affiliates, to a maximum of twelve months of base salary, (such length of time the “Severance Period”) payable by way of lump sum payment within sixty days following such termination, and (B) the minimum termination pay and severance pay entitlements of the Executive pursuant to applicable employment standards legislation;

(iv)
continue the Executive’s group insured benefits, if any, for the longer of the Severance Period or the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans, as amended from time to time, and the minimum requirements of applicable employment standards legislation. If the Company is unable for any reason to continue its contributions to the benefit plans as set out in this Agreement, it shall pay the Executive an amount equal to the Company’s required contributions to such benefit plans on behalf of the Executive for such period. The Executive agrees that he is required to notify the Company when he obtains alternate life, medical and dental benefit coverage; and

(v)
determine the Executive’s entitlements in respect of equity-based awards in accordance with the terms and conditions of the applicable Employment Inducement Award Plan and the applicable award agreement.

(b)
In this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s consent, except in each case for any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company within thirty days after a written notice thereof by the Executive (provided that such notice must be given to the Company within ninety days of the Executive becoming aware of such condition):

(i)	the assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder;

(ii)	a material diminution in the Executive’s title, status, seniority, reporting relationship, responsibilities or authority;

(iii)	a reduction in the Executive’s Base Salary;

(iv)	the failure of the Company to timely provide the benefit described in Section 4.2 of this Agreement; and

(v)	the relocation of the Executive’s primary work location except as permitted by Section 2.1 of this Agreement.

5.4
Resignation on Termination. The Executive agrees that upon any termination of employment with the Company for any reason the Executive shall promptly tender resignation from any position the Executive may hold as an officer or director of the Company, Cronos Group or any subsidiary thereof and take all steps reasonably necessary to remove the Executive from any and all designated positions under any applicable Laws. In the event that the Executive fails to comply with this obligation within ten days of the Executive’s termination or resignation, the Executive hereby authorizes the Company to appoint a Person in the Executive’s name and on the Executive’s behalf to sign or execute any documents necessary or requisite to give effect to such resignation.

5.5
Compliance with Laws. The Executive understands and agrees that the entitlements under this Section 5 are provided in satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice and severance pay, if any, under applicable employment standards legislation, this Agreement, any employee benefit plan sponsored by the Company or any of its affiliates, applicable Law or otherwise.

6.	Restrictive Covenants

6.1
Nothing contained herein shall adversely affect or impair the Company’s or Cronos Group’s right to enforce any of the restrictive covenants or other post-employment obligations contained in the Confidentiality, Non-Competition and Non-Solicitation Agreement, or any other agreement to which the Executive is a party or otherwise bound. The Executive agrees that the restrictive covenants and other post-employment obligations under the Confidentiality, Non-Competition and Non-Solicitation Agreement are and shall remain in effect and enforceable in accordance with the terms of the Confidentiality, Non-Competition and Non-Solicitation Agreement, and the Executive hereby reaffirms the existence and reasonableness of those obligations. The Executive agrees that his obligations under this Agreement are in addition to, and shall not supersede, modify or otherwise affect, his obligations under the Confidentiality, Non-Competition and Non-Solicitation Agreement, if any.

6.2	Intellectual Property.

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(a)
In this Section 6.2, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including, without limitation, plants, cuttings, seeds, clones, cells, tissues, plant materials and genetic materials (including, without limitation, nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural and vectors). For the purposes of this Agreement, “Intellectual Property” means any and all intellectual property and proprietary rights existing in any jurisdiction throughout the world, including any rights in: (i) patents, patent applications of any kind, patent rights, industrial designs, industrial design applications, industrial design rights, inventions, discoveries and invention disclosures (whether or not patented), and any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions of any of the foregoing; (ii) trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans and other indicia of source, and registrations and applications for registration of any of the foregoing and any renewals thereof, together with any goodwill symbolized thereby (iii) Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any renewals thereof; (iv) social media profiles, accounts and handles, and services related thereto, including those made available through Facebook, Twitter, Instagram, SnapChat and other similar platforms; (v) copyrightable works (including with respect to software and compilations of data), whether published or unpublished, including all copyrights, copyright registrations and applications; (vi) know-how, trade secrets, confidential or proprietary information and data or database rights, including with respect to any formulae, recipes, processes, techniques or designs; (vii) plant varieties and applications and registrations for plant varietals issued by or pending before any Governmental Authority, including under the Plant Variety Protection Act (United States) or the Plant Breeders’ Rights Act (Canada); and (viii) circuit topographies, database rights and software.

(b)
The Executive agrees to promptly disclose to the Company (including, without limitation, to the Executive’s manager) all Intellectual Property, including with respect to, but without limitation, Germplasm, and whether or not any of the foregoing are registrable, which the Executive authors, makes, conceives, develops, discovers or reduces to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company, and which directly relate to the business activities of the Company, Cronos Group or any of their respective affiliates (“Employee Inventions”). The Executive agrees to maintain as confidential any Employee Inventions unless and until made generally public by the Company or Cronos Group, and not to make application for registration of rights in respect of any Employee Inventions unless it is at the request and direction of the Company or Cronos Group. Intellectual Property coming within the scope of the business of the Company, Cronos Group or any of their respective affiliates made and/or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company, Cronos Group or any of their respective affiliates and shall be considered to have been made pursuant to this Agreement and shall be deemed Employee Inventions and shall immediately become exclusive property of the Company.

(c)
The Executive further acknowledges that all Employee Inventions are “work made for hire” (to the extent permitted by applicable Law) owned exclusively by the Company and that the Executive has been compensated for such Employee Inventions by the Executive’s salary, commissions and other benefits, unless regulated otherwise by Law. To the extent such Employee Inventions are not “work made for hire” or otherwise not owned automatically and exclusively by the Company or Cronos Group any of their respective affiliates as a matter of Law, then to the extent permitted under by applicable Law, the Executive hereby irrevocably assigns and transfers, and shall assign and transfer, to the Company, the Executive’s entire right, title and interest in and to any and all Employee Inventions, and the Executive agrees to execute and deliver to the Company any and all instruments necessary or reasonably desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or reasonably desirable to assist the Company to obtain and enforce protection of Employee Inventions. If and to the extent the foregoing assignment cannot be effected as a matter of law with respect to any Employee Inventions, the Executive hereby grants to the Company an exclusive, perpetual, fully-paid, royalty-free, irrevocable, worldwide, fully-transferable, fully sublicensable (on multiple levels) license to use, modify, display, perform, make, have made, copy, make derivative works, import, export, distribute and otherwise exploit such Employee Inventions for any purpose. The Executive shall, at the written request and cost of the Company, and for no additional compensation or consideration from the Company, Cronos Group or any of their respective affiliates, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) registered rights in any Employee Inventions, including any patents, industrial designs, letters patent, copyrights, plant breeders’ rights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Employee Inventions, in form suitable for recordation in the United States, Canada and any other intellectual property office anywhere in the world; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such Employee Inventions, whether such proceedings are brought before a court or any administrative body; (iv) to defend and/or assert the Company’s,

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Cronos Group’s, or any of their respective affiliates’ rights in any Intellectual Property against any third party; and (v) to assert the Executive’s moral rights in any Intellectual Property against any third party. For greater certainty, all materials related to Employee Inventions (including, without limitation, notes, records and correspondence, whether written or electronic) (collectively, “Invention Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Invention Records shall not be removed from the premises of the Company, Cronos Group, or any of their respective affiliates without the prior written consent of the Company. The Executive further waives all moral rights in and to any Employee Inventions and all work the Executive produced during the course of the Executive’s employment in favor of the Company, its licensees, successors and assigns, and transferees of the Employee Inventions and such work.

(d)
In the course of performing duties pursuant to this Agreement, the Executive shall only use Germplasm provided by or approved by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.

(e)
The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including, without limitation, any prior employer or competitor of the Company, Cronos Group, or any of their respective affiliates (other than Intellectual Property of a prior employer now owned or controlled by the Company, Cronos Group, or an affiliate of Cronos Group), and the Executive shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto premises of the Company, Cronos Group or any of their respective affiliates.

6.3
Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of its suppliers or customers.

6.4
Return of Materials. The Executive reaffirms and acknowledges his obligations to comply with the provisions set forth in Section 2(b) of the Confidentiality, Non-Competition and Non-Solicitation Agreement.

7.	General

7.1
Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Section 6 of this Agreement and those set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement, are reasonable and valid. The Executive further acknowledges and agrees that the Company or Cronos Group or their respective affiliates may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company or Cronos Group shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

7.2	Survival. Section 6 of this Agreement and this Section 7 shall survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.

7.3
Entire Agreement. Along with the Confidentiality, Non-Competition and Non-Solicitation Agreement and the Lockup Agreement, this is the entire agreement between the Company, Cronos Group and the Executive on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement or the Confidentiality, Non-Competition and Non-Solicitation Agreement and the Lockup Agreement. This Agreement, the Confidentiality, Non-Competition and Non-Solicitation Agreement and the Lockup Agreement and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between the Executive, and LCA or the Company, respectively, regarding the Executive’s employment with LCA, or services to the Company pursuant to the Services Agreement.

7.4	Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable Law.

7.5
Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties hereto, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a

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separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

7.6
Amendments. This Agreement may only be amended by written agreement executed by the Company, Cronos Group and the Executive. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course in accordance with, and subject to the terms and conditions set forth in, this Agreement, do not affect the validity or enforceability of the Agreement.

7.7
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the laws of the United States applicable in the State of California. The Company and the Executive each irrevocably consent to the exclusive jurisdiction of the courts of California and the courts of California shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

7.8
Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect. If for any reason any court of competent jurisdiction will find any provisions of this Agreement unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable Law in such jurisdiction.

7.9
Assignment. The Company and Cronos Group may assign this Agreement to an affiliate or subsidiary thereof with the consent of the Executive (such consent not to be unreasonably withheld), and it enures to the benefit of the Company, Cronos Group, and their respective successors or assigns.

7.10
Independent Legal Advice. The Executive acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

7.11
Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party hereto purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

7.12
Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Executive meeting the legal requirements to perform the Executive’s role, including, without limitation, the Executive’s reasonably satisfactory results of any applicable security clearance checks or criminal record checks. For the avoidance of doubt, in the event that (a) the Executive no longer meets the legal requirements to perform his or her duties under this Agreement pursuant to applicable Law (not including any legal requirements set forth in the definition of Just Cause contained herein), and (b) the Company terminates the Executive’s employment in connection with such legal requirement deficiency, then such termination will not constitute a termination for Just Cause under this Agreement.

7.13
Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties.

7.14
Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company, Cronos Group and the Executive as of the date below.

REDWOOD WELLNESS, LLC
By:	/s/ Cynthia Capobianco
Name: Cynthia Capobianco Title: Vice President
CRONOS GROUP INC.
By:	/s/ Michael Gorenstein

EXECUTIVE
Robert Rosenheck

SC1:4991584.2